Aflac Incorporated 2009 Form 11-K

EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Pension Committee

Aflac Incorporated 401(k) Savings

  and Profit Sharing Plan:

We consent to the incorporation by reference in the Registration Statement Nos. 333-135324 and 333-158969 on Form S-8 of Aflac Incorporated of our report dated June 25, 2010, with respect to the statements of net assets available for plan benefits of the Aflac Incorporated 401(k) Savings and Profit Sharing Plan as of December 31, 2009 and 2008, and the related statements of changes in net assets available for plan benefits for the years then ended, and the related schedule, which report appears in the December 31, 2009 annual report on Form 11-K of Aflac Incorporated.

June 25, 2010
Atlanta, Georgia

EXH 23-1